Exhibit 99.1(a)
Q2 2019 Earnings Prepared Comments
Chuck Kyrish, Celanese Corporation, Vice President, Investor Relations and Treasurer
This is the Celanese Corporation second quarter 2019 earnings prepared comments. The Celanese Corporation second quarter 2019 earnings release was distributed via Business Wire this afternoon and posted on our investor relations website, investors.celanese.com. As a reminder, some of the matters discussed below may include forward-looking statements concerning, for example, our future objectives and plans. Please note the cautionary language contained at the end of these comments. Also, some of the matters discussed include references to non-GAAP financial measures. Explanations of these measures and reconciliations to the comparable GAAP measures are included on our investor relations website under Financial Information/Non-GAAP Financial Measures. The earnings release and non-GAAP information and the reconciliations are being furnished to the SEC in a Current Report on Form 8-K. These prepared comments are also being furnished to the SEC in a separate Current Report on Form 8-K.
On the earnings conference call tomorrow morning, management will be available to answer questions.
Lori Ryerkerk, Celanese Corporation, Chief Executive Officer
Today, Celanese reported second quarter 2019 GAAP diluted earnings of $1.67 per share and adjusted earnings of $2.38 per share, a decrease of 9 percent over the prior quarter. Amid the current weak environment, net sales of $1.6 billion were down 6 percent as the company effectively limited sequential declines in volume and price to 2 percent and 3 percent, respectively.
The Acetyl Chain (AC) reported segment income of $189 million, with a margin of 22 percent, turning in the seventh consecutive quarter of margin performance in excess of 20 percent and displaying its resilient earnings profile and an elevated foundational earnings level. Engineered Materials (EM) delivered segment income of $148 million in the second quarter at a margin of 25 percent despite a continuation of destocking, weak fundamentals in multiple end markets and a decline in affiliate performance. Acetate Tow (AT) generated segment income of $71 million in the quarter, consistent with prior quarter results, reflecting a stabilized earnings profile. In the quarter, we generated $356 million in free cash flow, lifting our year to date total to $580 million, compared to $555 million in the same period last year. We returned a total of $378 million to shareholders in the second quarter, through $300 million of share repurchases and $78 million in cash dividends.
Since joining Celanese early in the quarter, I have witnessed the ability and determination of our teams to collectively face challenging conditions and outperform underlying markets. Considering the multitude of macro influences at play currently, I believe that the second quarter is the most compelling proof to date of the resiliency and efficacy of the models we operate in both the Acetyl Chain and Engineered Materials. It also speaks to the excellence and resolve of the teams in place here at Celanese.
The demand environment in the second quarter was far more anemic than anyone anticipated at the end of the first quarter. In March and April, we were seeing signs that fundamentals were starting to improve with indications of meaningful progress in the US-China trade negotiations that had been ongoing for more than a year. However, market uncertainty was renewed and deepened in early May following an unexpected threat to increase the China tariffs from 10 percent to 25 percent. The initial tensions that centered on trade tariffs have since spread to retaliation via legal extraditions, export controls on certain technologies, and growing restrictions on international investments. While the direct impact of tariffs on our results remains manageable, these unpredictable exchanges have clearly undermined both industrial and consumer confidence, particularly in China where second quarter GDP growth of 6.2 percent was the lowest in nearly three decades. Additionally, by the end of May, a US threat of a 5 percent tariff on all Mexican imports rising to 25 percent by October, as well as the elimination of preferential trading rules on Indian exports worth $6 billion, added to prevailing uncertainty.

Under these circumstances, all three of our businesses focused on controllable actions and execution of the respective business models, to mitigate the impacts of external challenges. The Acetyl Chain recorded adjusted EBIT of $189 million with a margin of 22 percent as they reduced the impact of two major planned turnarounds as well as weak market conditions in Asia. This weakness was seen in Chinese demand for acetic acid that fell by approximately 10 percent sequentially due to challenging industrial conditions, reduced export activity, and continued safety and environmental controls on some downstream customers. Demand levels dropped meaningfully below a first quarter that was already impacted by Chinese New Year and seasonally lighter activity in several end markets. Despite a number of acetic acid industry turnarounds in the quarter, acid utilization in China dropped to approximately 70 percent on weak demand. As a result, industry acetic acid pricing in China fell below $400 per ton for most of the second quarter with average pricing down 12 percent sequentially, and reached levels last seen in the first quarter of 2017.
In comparison, demand in the Western Hemisphere remained stable and improved sequentially across a variety of end markets including construction, adhesives, and paints and coatings. In response to these dynamics, our teams executed numerous activations within our global Acetyl Chain network to, among other things, pivot downstream to VAM and emulsions, where incremental value per ton could be generated. While similar actions were taken in the first quarter, we further positioned our efforts with customers in the second quarter to capitalize on seasonal strength in certain end markets to place sequentially higher volumes of both VAM and emulsions in every region, totaling an additional 9 percent over the first quarter. As a result of these and other commercial actions, total global volume for the Acetyl Chain grew 2 percent sequentially. More impressively, this downstream volume growth was accomplished concurrent with major second quarter VAM turnarounds in Bay City and Nanjing, each lasting roughly one month. In addition to rigorous planning and inventory management leading up to the turnarounds, our teams procured significant quantities of VAM within the quarter. These efforts reduced the direct impact of the second quarter turnarounds from a forecasted $20 million to approximately $15 million. Additional strength in the quarter came even further downstream in emulsions, where robust earnings contributions were captured.
The Acetyl Chain performance in the second quarter again demonstrated the elevated foundational earnings power of this business in a very lackluster environment. By annualizing both the first quarter and second quarter adjusted earnings performance, it is clear that the earnings profile of this business has been lifted several hundred million dollars above levels just a few years ago, when we saw industry dynamics similar to those we see today. We continue to strengthen this business by executing on capital and productivity projects that extend our operating flexibility. Critical future investments include the previously announced methanol expansion and acetic acid global reconfiguration projects, which are expected to deliver significant productivity savings, regardless of market conditions.
Acetate Tow delivered second quarter adjusted EBIT of $71 million at a margin of 43 percent, consistent with the prior quarter and reflective of a more sustained run-rate earnings level. Both price and volume were virtually flat year over year and sequentially. As part of our plan to continue offsetting the declining secular demand for tow, we recently announced further consolidation of our production facility in Ocotlán, Mexico by discontinuing acetate flake production by October 31. This move will strengthen our competitive position, reduce fixed costs, and align future production capacities with industry demand. We will continue to pursue productivity opportunities in this business as a key component of our outlook for stabilized earnings.
Engineered Materials recorded second quarter segment income of $148 million, a sequential decrease of $35 million over the first quarter, driven by acute demand softness that worsened in the quarter, resultant destocking across multiple end markets, timing of earnings in medical, and weaker affiliate performance. In the quarter, the volume impact on net sales showed a decline of 7 percent over the prior quarter, which was comprised of a 4 percent sequential volumetric decline as well as a mix impact including sequentially lower medical sales in the quarter. The timing of sales in our medical business can shift from quarter to quarter depending on project timing and, in this case, due to customers building inventories in the first quarter, in anticipation that the UK would formally withdraw from the EU in the second quarter. Pricing was down 3 percent sequentially, driven by the weak demand environment.
Soft demand was seen broadly across end markets, but most significantly in automotive and electronics. While sequential auto builds in the US were up slightly due to relatively strong demand for trucks, builds in both Europe and Asia were down sequentially by 1 percent and 5 percent, respectively. In Europe, weak auto demand caused several OEMs to extend shutdowns around the Easter holiday. In China, auto sales in June increased year over year for the first time in a year only due to significant dealer discounts intended to clear inventories ahead of new stricter emissions standards. Additional destocking occurred across the automotive tiers in the second quarter, reaching deeper into the value chain with a number of our Tier 2 and Tier 3 customers seeing declines of 20 to 30 percent year over year. In electronics, first half smartphone production is expected to decline 6 percent year over year, which is reflective of weakness across several electronic applications. Underlying softness in these markets was met with competitive pressure from integrated nylon producers to preserve volume in the face of overall declining demand in these and other large nylon end markets. Our teams worked diligently to execute our project pipeline model to offset much of the softness in automotive, electronics, and nylon, and to limit the sequential volumetric decline to 4 percent.
In the quarter, EM delivered 1,177 projects and is on track to commercialize over 4,000 projects in 2019. Customers’ preference to engage with Celanese in product development and material selection remains very strong. The average net sales contribution per project has fallen slightly in 2019 as a result of lower forecasted unit sales for customer products in the current environment. Project commercializations continue to drive reported volumes that are incrementally better than underlying end-market growth rates.
During the quarter, we successfully completed the addition of a new GUR® ultra-high molecular weight polyethylene (UHMW-PE) production line at the Nanjing, China manufacturing facility adding approximately 15 kt per year of capacity. This positions us to further serve the rapidly growing electric vehicle and battery markets in China. Today, China produces more electric vehicles than any other country in the world. China is already the global leader in battery production as well.
There remains tremendous additional opportunity for Engineered Materials to continue growing in China on a broad scale. In 2018, China, a $14 trillion economy, accounted for nearly as much global nominal GDP growth in dollars as the US and European Union combined. While consumption accounts for only a third of its GDP, about half the level of the US and European Union, China is already the world's largest market for many consumer goods including automobiles and consumer electronics. Our EM customers in China continue to develop more sophisticated and differentiated consumer products to meet the demands of a growing middle class that is already several hundred million strong. The EM model is perfectly designed to partner with our Chinese customers in this effort. In addition to the recently commissioned GUR® expansion, we are in the final stages of adding compounding capacity in both Nanjing and Suzhou. We are identifying further opportunities to expand our EM footprint in China that will allow us to more rapidly serve a Chinese customer base that is developing new products at a faster rate. This will allow us to capture meaningful productivity savings in logistics costs to serve China markets, and will simultaneously free up existing capacity in the US and Europe to serve future growth there.
Looking forward, given resilient performance in the first half despite challenging conditions, we still see a path to adjusted earnings of $10.50 per share for 2019. Our teams continue to effectively execute our differentiated business models and drive our ongoing productivity programs, including accelerated implementation of a number of cost reduction capital projects to help get us there. Reiterating what we said back in April, this outlook does assume some improvement in underlying demand later this year. Three weeks into July, we are seeing some early indications of improvement in certain areas, but it is still unclear whether a recovery will be sustained and at what pace it would progress. We are confident based on early indications that the acute destocking seen in the second quarter is unlikely to repeat to the same degree, and we therefore expect third quarter performance between first quarter and second quarter levels.

We expect any lift from demand improvement would be more heavily reflected in an unseasonably strong fourth quarter.
As we look ahead to 2020, in addition to executing our plans for a strong 2019 finish, we will spend the remainder of this year also working the next phase of our strategic plan and financial targets going out three years. It is clear to me that the commercial models being employed in the Acetyl Chain and Engineered Materials are indeed unique, adaptable, and deliver differentiated results in any environment. We will continue to focus as an organization on strengthening these models and the global manufacturing and supply chain networks that support them. High-return organic investments will continue to be our top capital allocation priority as we look to drive returns through further productivity and growth by strengthening our ability to meet our customers’ needs in each region. Additionally, we will continue to look to allocate greater resources to accelerate our growth in key end markets such as medical, energy storage and electric vehicles. I am thrilled to be working alongside our teams in this endeavor.
Our ability to again deliver such differentiated results in the second quarter is the product of the persistent efforts of our teams across the globe. As I engage with our employees every day, I am increasingly encouraged about the opportunities ahead of us to continue driving robust growth and shareholder value together.
Scott Richardson, Celanese Corporation, Chief Financial Officer
Before addressing our free cash flow performance, I would like to reconcile GAAP diluted earnings per share and adjusted earnings per share for the quarter, which showed an unusually large difference. We impaired assets of $83 million related to the recently announced shutdown of flake production at our Ocotlán production facility, and we also accelerated certain productivity actions which drove an upfront outlay of $15 million.
Complementing the resilient earnings performance of our businesses, we continued to accelerate the conversion of earnings into cash. Through the first half of 2019, we generated $580 million in free cash flow compared with $555 million in the same period last year. The improvement in free cash flow conversion across the first half of 2019 was primarily due to controllable actions we have taken to optimize our working capital.
At a time when we see talk of some companies delaying capital deployment actions due to lower earnings and cash generation, we continue to produce ample cash to fund all of our organic and inorganic investments while also returning cash to shareholders at a rapid pace. Our cash flow is unencumbered by our capital structure and low leverage with no current need to reduce debt levels. As such, we are able to deploy all of our excess cash flow to drive future EBIT and earnings per share growth, for the benefit of our shareholders.
In the second quarter we spent $65 million on capital expenditures, and we expect that capex will approach $400 million for the full year. Throughout the first half of this year, we have fast-tracked a number of cost reduction capital projects, which represented about half of our non-maintenance capex over the period. These are projects with a rapid payback and high returns. Looking forward, we have a number of incremental investment opportunities in the Acetyl Chain and Engineered Materials that will bolster our ability to serve our customers in all regions. As a result, we expect annual capex to approach $500 million in 2020 and 2021.
We delivered $378 million to shareholders during the second quarter. We remain committed to a strong and steadily growing dividend, and paid out $78 million in cash dividends in the quarter. Additionally, we repurchased another 2.3 percent of our shares, buying back 2.9 million shares for $300 million. This takes our year to date repurchases to $500 million, just under 4% of outstanding shares. We will remain opportunistic in reinvesting in Celanese and we strongly believe that the current valuation does not correctly reflect the earnings power of our business models.
The effective tax rate for the second quarter of 2019 was 12 percent compared to 22 percent in the second quarter of last year. The lower effective income tax rate was primarily due to 2019 reductions in the valuation allowance on foreign tax credits that resulted from greater forecasted utilization of credits prior to their carryforward period expiration. The tax rate for adjusted earnings per share remains unchanged year over year at 14 percent in the second quarter.
For the full year, we expect free cash flow generation of approximately $1.1 to $1.2 billion, driven by a slightly increased forecast for capex, cash expenditures related to the shutdown of Ocotlán flake production, and the acceleration of additional non-capitalized productivity projects. We continue on pace to achieve our commitment of $3.6 billion in cumulative free cash flow from 2018 through 2020.
This concludes our prepared remarks. We look forward to discussing our second quarter results and addressing your questions on our earnings call tomorrow.
Forward-Looking Statements
These prepared comments contain "forward-looking statements," which include information concerning the Company's plans, objectives, goals, strategies, future revenues, performance, capital expenditures, and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in these comments. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, textiles, electronics and construction industries; changes in the price and availability of raw materials, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions; the ability to reduce or maintain current levels of production costs and to improve productivity by implementing technological improvements to existing plants; the ability to identify desirable potential acquisition targets and to consummate acquisition or investment transactions consistent with the Company's strategy; increased price competition and the introduction of competing products by other companies; market acceptance of our technology; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the Company; changes in tariffs, tax rates or legislation; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, cyber security incidents, terrorism or political unrest or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the occurrence of acts of war or terrorist incidents or as a result of weather or natural disasters; potential liability for remedial actions and increased costs under existing or future environmental regulations, including those relating to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; and various other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.

Non-GAAP Financial Measures
These prepared comments, and statements made in connection with these prepared comments, refer to non-GAAP financial measures. For more information on the non-GAAP financial measures used by the Company, including the most directly comparable GAAP financial measure for each non-GAAP financial measures used, including definitions and reconciliations of the differences between such non-GAAP financial measures and the comparable GAAP financial measures, please refer to the Non-US GAAP Financial Measures and Supplemental Information document available on our website, investors.celanese.com, under Financial Information/Non-GAAP Financial Measures.

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